UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2017

NEXEO SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36477	46-5188282
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

3 Waterway Square Place, Suite 1000
The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 297-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Stock Purchase Agreement

On March 9, 2017, Nexeo Solutions, Inc., a Delaware corporation (the “Company”), through its wholly owned subsidiaries, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) to acquire (the “Ultra Chem Acquisition”) the equity interests of the Mexico City, Mexico based chemicals distribution business of Ultra Chem, S. de R.L. de C.V. and its related entities (collectively, “Ultra Chem”) from the Ultra Chem shareholders (the “Shareholders”).

At the closing of the Ultra Chem Acquisition, the Company will pay the Shareholders $58 million, subject to certain adjustments based upon closing date cash, debt, and working capital. At the closing of the Ultra Chem Acquisition, a portion of the purchase price will be placed into escrow and will be released as prescribed by the terms of the Stock Purchase Agreement and the related acquisition agreements.

The Stock Purchase Agreement contains standard representations and warranties related to each party and covenants and agreements by each party, including, among other things, covenants (i) with respect to the conduct of the business of Ultra Chem during the period between the signing of the Stock Purchase Agreement and the closing of the Ultra Chem Acquisition and (ii) regarding using commercially reasonable efforts to obtain governmental and regulatory approvals and to take the actions necessary to consummate the Ultra Chem Acquisition. The Stock Purchase Agreement also contains certain indemnification rights with respect to, among other things, breaches of representations, warranties or covenants by the parties.

In addition, the Stock Purchase Agreement contains certain customary termination rights for both the Company and the Shareholders, including by (i) mutual consent of the parties; (ii) either party, if the transaction is enjoined or prohibited by governmental authorities; (iii) either party, if the closing shall not have occurred by July 15, 2017, unless the approval from the Mexican antitrust authority is required under Mexican antitrust law, in which case if the closing shall not have occurred by November 15, 2017; or (iv) a non-breaching party if there has been a material breach of certain representations, warranties or covenants made by a breaching party.

Closing of the Ultra Chem Acquisition is subject to customary closing conditions, including approval under Mexico’s Ley Federal de Competencia Económica to the extent such approval may be required. The Company anticipates that the Ultra Chem Acquisition will close during the second calendar quarter of 2017 and is expected to be financed with cash on hand and borrowings under the Company’s credit facilities. There can be no assurance that all of the conditions to closing the Ultra Chem Acquisition will be satisfied, or that the Ultra Chem Acquisition will be consummated.

Item 7.01 Regulation FD Disclosure

On March 9, 2017, the Company announced the Ultra Chem Acquisition. Founded in 2000, Ultra Chem is a chemicals distribution company representing major global producers in Mexico and Latin America, with a leading position in specialty chemicals in the region. Based on information received from Ultra Chem, the Company believes Ultra Chem’s annual revenues to be approximately $60 million and that its current margins are immediately accretive. The Company believes the Ultra Chem Acquisition is consistent with its M&A strategy of acquiring assets at multiples that are accretive to its financial metrics.

A copy of the Company’s press release, dated March 9, 2017, is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 to Form 8-K, the information contained in this current report, including Exhibit 99.1 hereto, is being “furnished” to the Securities and Exchange Commission and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under such section. Furthermore, such information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless specifically identified as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

Exhibit 99.1 Press Release issued by the Company on March 9, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXEO SOLUTIONS, INC

	By:	/s/ Michael B. Farnell, Jr.
Michael B. Farnell, Jr.
Executive Vice President and Chief Administrative Officer

Dated: March 9, 2017

Exhibit Index

Exhibit	Description
99.1	Press Release issued by the Company on March 9, 2017